EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Expeditors International of Washington, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-17219, No. 33-22992, No. 33-36392, No. 33-38075, No. 33-67066, No. 33-81460, No. 333-36406, and No. 333-88818) on Form S-8 of Expeditors International of Washington, Inc. of our reports dated March 1, 2007, with respect to the consolidated balance sheets of Expeditors International of Washington, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Expeditors International of Washington, Inc.  Our report refers to a change in the accounting policy for share-based payments to employees as required by Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” effective as of January 1, 2006.

/s/ KPMG LLP

Seattle, Washington
March 1, 2007